Exhibit 10.19

Form of Offer Letter Amendment for Executive Officers

[Date]

[Employee]

RightNow Technologies, Inc.

40 Enterprise Blvd.

Bozeman, MT  59718

Dear [Employee]:

In consideration for your agreement to continue to be employed as [Title] and for other good and valuable consideration that is hereby acknowledged, this letter amends certain terms of your offer letter of employment dated [ date ] (the “Original Letter”) with RightNow Technologies (the “Company”) as follows:

1.               This letter provides you with certain entitlements in the event that your employment with the Company ends within twelve months following the date of a Change in Control of the Company.  Any capitalized terms in this letter shall have the same meaning as in the attachment to this letter.

2.               You will receive the benefits referred to in paragraph 3 of this letter if (a) your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by the Company or such other employer without Cause within twelve months following the date of a Change in Control of the Company; or (b) your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by you for Good Reason within twelve months following the date of a Change in Control of the Company.

3.               The benefits that you will receive upon the occurrence of the events described in paragraph 2 of this letter are (i) acceleration of 100% of your then unvested stock options in connection with stock option awards made after the date of this letter, and subject to the terms and conditions of each such stock option agreement that is executed by you and the Company; and (ii) [12 (for CEO)/6 (for non-CEO executives)] months salary continuation at your then current on target earnings (OTE) as determined by the Company’s Compensation Committee from time to time.

To the extent of any inconsistency between the terms of this letter and your Original Letter, this letter shall control with respect to the subject matter hereof.

Please indicate your acceptance by signing and dating this letter below.

RIGHTNOW TECHNOLOGIES, INC.

By:
[Employee]
Date:

ATTACHMENT

DEFINITIONS

“Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

1.               merger, consolidation or other reorganization unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;
2.               the sale, transfer or other disposition of all or substantially all of the Company’s assets;
3.               the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or
4.               a change in the composition of the Board of Directors over a period of 36 consecutive months or less such that a majority of the directors ceases, by reason of one or more contested elections for directorship, to be comprised of individuals who either (i) have been directors continuously since the beginning of such period or (ii) have been elected or nominated for election as directors during such period by at least a majority of the directors described in clause (i) who were still in office at the time the Board of Directors approved such election or nomination.

Following a Change in Control, “Company” shall refer to the successor corporation in the transaction.

Termination of employment for “Cause” shall mean termination by the Company of your employment based upon (i) the willful and continued failure by you substantially to perform your duties and obligations (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for “Good Reason” as defined below), (ii) your conviction or plea bargain in connection with the commission or alleged commission of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds, or (iii) your willful engaging in misconduct which causes substantial injury to the Company, its other employees or its clients, whether monetarily or otherwise.  For purposes of this paragraph, no action or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company.

“Good Reason” shall mean the occurrence of any of the following events following a Change in Control, except for the occurrence of such an event in connection with the termination of your employment by the Company (or any successor company or affiliated entity then employing you) for Cause, Disability or death:

1.               the assignment to you of employment duties or responsibilities which are not substantially comparable in responsibility and status to the employment duties and responsibilities you held immediately prior to the Change in Control;

2.               a reduction in your base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time during the term of this Agreement; or

3.               requiring you to work in a location more than 50 miles from your office location immediately prior to the Change in Control, except for requirements of temporary travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control.